Exhibit 10.36

[PDS LETTERHEAD]

February 10, 2003

Johan P. Finley
Chief Executive Officer
PDS Gaming Corporation
6171 McLeod Drive
Las Vegas, Nevada 89120

Dear Johan:

        As you know, the Employment Agreement, dated February 1, 1998, between PDS Gaming Corporation, a Minnesota corporation (the "Company"), and yourself (the "Agreement"), had a five-year term that ended on January 31, 2003. The Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Board, has approved a resolution (i) authorizing an extension of the term of your employment thereunder, with the modifications set forth below, for an additional two-year period ending January 31, 2005, and (ii) authorizing the undersigned to execute, on behalf of the Company, this letter agreement to so provide. Accordingly, upon your countersignature in the space provided below, the Agreement shall be amended, effective as of January 31, 2003, as follows:

    1.    Section 3 of the Agreement shall be restated in its entirety to read as follows:

    "3. Term. The term of employment ("Term of Employment" or "Term") shall commence February 1, 1998, and shall continue for seven (7) years unless terminated by either party pursuant to the terms of this Agreement."

    2.    The last paragraph of Section 7 of the Agreement shall be restated in its entirety to read as follows:

    "If during the Term of Employment, Employer is sold either through a transaction involving the sale of a majority of Employer's stock to a single purchaser (or to a group of purchasers) or through a transaction involving the sale of the majority of Employer's assets, then, subject to the next sentence, Employer shall pay to Employee a Sale Bonus equal to $250,000, which shall be payable in a single payment due within 30 days of completion of the sale. Notwithstanding the preceding sentence, if Employee (or a group that includes Employee) enters into an agreement with Employer that provides for the payment to Employee (or any such group) of any break-up fee, termination fee, topping fee or any similar payment (a "Break-up Fee") in the event a sale transaction is consummated with a party other than Employee (or such group), then the amount of any Sale Bonus payable to Employee shall be reduced (but not below zero) by the amount of any Break-up Fee payable to Employee (or any such group)."

        All other provisions of the Agreement shall remain in full force and effect.

Very truly yours,
/s/ PETER D. CLEARY Peter D. Cleary President and Chief Operating Officer
ACCEPTED AND AGREED AS OF JANUARY 31, 2003:
/s/ JOHAN P. FINLEY Johan P. Finley